Exhibit 99.1

For Immediate Release

Builders FirstSource Reports First Quarter 2020 Results

Disciplined execution generated solid results in line with our expectations

Prioritizing safety and well-being of team members, customers and communities

Operationally and financially prepared to navigate through the COVID-19 crisis

April 30th, 2020 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the first quarter ending March 31, 2020.

First Quarter 2020 Highlights:

•	Net sales increased by 9.5%, with strong activity levels through most of the quarter

•	Core organic growth of 3.9%, excluding acquisitions, commodity impacts and differences in selling days

•	Acquisitions contributed growth of 3.5% and one additional selling day increased sales by 1.7%

•	Adjusted EBITDA of $97 million, reflecting 5.4% of net sales, and expected normalization of gross margin percentage

•	Net income of $8.8 million, or $0.07 per diluted share, and adjusted net income of $40.2 million, or $0.34 per diluted share

•

Strong quarter end balance sheet with a net debt to Adjusted EBITDA ratio of 2.8x and liquidity of $671.7 million, including $163.9 million of cash on hand plus availability under our revolving credit facility.

•	In April, further expanded liquidity to approximately $1.0 billion with a $350.0 million offering of additional senior notes due 2027

CEO Chad Crow said, “Our thoughts are with those impacted by the COVID-19 crisis. During these unprecedented times, I am incredibly proud of how the Builders FirstSource team has responded to take care of each other, our customers and our communities. Throughout the quarter we operated with a safety first emphasis to deliver our critical products and services while upholding our core values to protect the well-being of all. We tailored our operations to the current environment to produce solid first quarter results, which were well within our original expectations. Our approach to providing superior service at all times, together with our ongoing operational excellence initiatives, prior investments in technology and our focus on partnering with customers, contributed to our success in this difficult time.”

Mr. Crow continued, “The evolving pandemic response efforts by local governments and health authorities have limited our near term visibility on industry demand. In this environment, we have sharpened our focus on the controllable aspects of our business, including structural adjustments to our operations and capital resources, to more flexibly address the potentially volatile period ahead. While the future is uncertain, we are confident that our leading position in an essential industry, together with our ability to streamline the homebuilding process with our value-added products, will help us succeed and emerge as a stronger Company once the economy reopens.”

Builders FirstSource Reports First Quarter 2020 Results (continued)

CFO Peter Jackson added “Over the past several months, we have initiated prudent and proactive actions to enhance our financial flexibility, liquidity and cash flow in response to the COVID-19 pandemic. As of April, our balance sheet is well situated with approximately $1.0 billion of liquidity and no significant debt maturities until 2027. Building upon a solid start to the year, we will continue to evaluate health management, cost containment, and cash preservation measures that balance the interests of all stakeholders. We believe the steps we are taking to fortify our business in these unprecedented times will position us for meaningful value creation as we move beyond this global pandemic.”

First Quarter 2020 Compared to First Quarter 2019:

Net Sales

•

Net sales for the first quarter ending March 31, 2020 were $1.8 billion, a 9.5% increase compared to a year ago. Core organic growth increased by 3.9%, acquisitions contributed 3.5%, one additional selling day added 1.7% and commodity price inflation added 0.4% to net sales.

•

Value-added product sales volume grew by an estimated 8.9%, on a per day basis, including sales growth of 8.8% in Manufactured Products and 9.0% in our Windows, Doors, and Millwork product category. We achieved higher sales estimated volume in all product categories with the exception of gypsum, roofing and insulation.

•

Demand increased across our three customer end markets. Single-family, repair and remodel / other and multi-family estimated sales volume grew on a per day basis by 7.9%, 2.2% and 19%, respectively. Core organic growth in our single-family end market increased by 3.3%.

Gross Margin

•

Gross margin was $465.4 million, an increase of $23.4 million, or 5.3%, over the prior year. Gross margin percentage was 26.0%, a decline of approximately 110 basis points compared to the prior year period. The decrease was attributable to the expected normalization in our lumber and lumber sheet goods product category gross margin percentage compared to the prior year period in which we experienced a particularly strong gross margin percentage due to commodity deflation.

Selling, General and Administrative Expenses

•	As a percentage of sales, SG&A improved slightly to 22.6%.

•

SG&A increased by approximately $34.4 million mainly due to higher compensation related to the increase in net sales and rising insurance expenses. Higher depreciation expense also contributed to the increase.

Interest Expense

•

Interest expense increased by $27.0 million to $51.9 million compared to the same period last year. This increase was primarily attributable to one-time charges of $28.0 million related to the redemption and extinguishment of our senior secured notes due 2024 and 2027 described below. Excluding these charges, interest expense decreased by $1.0 million due to lower interest rates in the first quarter of 2020 compared to the prior year period.

Income Tax Expense

•

Income tax expense in the first quarter of 2020 was $0.2 million versus $11.3 million in the prior year period. The decrease in the tax expense was primarily driven by a decrease in earnings before tax in the current period.

Builders FirstSource Reports First Quarter 2020 Results (continued)

Adjusted Net Income

•	Net income was $8.8 million, or $0.07 per diluted share, compared to $35.7 million, or $0.31 per diluted share, in the same period a year ago.

•	Adjusted net income of $40.2 million, or $0.34 per diluted share, remained steady compared to $39.8 million, or $0.34 per diluted share, in the prior year period for the reasons described above.

Adjusted EBITDA

•

Adjusted EBITDA decreased $3.9 million to $97.0 million, or 3.9%. The decline was largely driven by the normalization in our gross margin percentage in the first quarter of 2020. As a result, Adjusted EBITDA margin declined to 5.4% of sales from 6.2% in the same period a year ago.

Strong Capital Structure, Leverage, and Liquidity Position:

•

We ended the first quarter 2020 with a solid capital position and balance sheet to effectively operate during the COVID-19 crisis. We have initiated additional steps to further enhance our financial flexibility, liquidity and cash flow, including minimizing capital expenditures, optimizing working capital, limiting operating expenses, tightly managing corporate spend, and reducing board and senior management pay, among other actions such as our recently completed offering of senior notes.

•	Liquidity as of March 31, 2020 was $671.7 million, consisting of $163.9 million cash on hand and $507.8 million net borrowing availability under our revolving credit facility.

•	Net debt was $1,415.2 million as of March 31, 2020. The net debt to Adjusted EBITDA leverage ratio stood at 2.8x, a decrease of 0.2x as compared to March 31, 2019.

•	Cash used by operating activities was $50.7 million, due to seasonal working capital needs.

•	Cash used in investing activities was $43.9 million in the first quarter including $15.9 million used for our acquisitions and capital expenditures of $28.5 million.

•

In January 2020, we acquired certain assets and the operations of Bianchi & Company, Inc. (“Bianchi”), a supplier and installer of interior and exterior doors, crown moldings, open stair rail, chair rail, wainscoting, commercial hollow metal frames and doors and other custom millwork to its customers in the Carolina markets, with annualized revenue of approximately $30 million. Bianchi represented our fifth tuck-in acquisition since July 2019, which in aggregate have added approximately $240 million in annualized value-added net sales.

•

In February of 2020, we issued $550.0 million in aggregate principal amount of senior secured notes due 2030. Proceeds were used to redeem the remaining $503.9 million in aggregate principal amount of our senior secured notes due 2024, as well as partially redeem $47.5 million in aggregate principal amount of our senior secured notes due 2027, and to pay related transaction premiums, fees and expenses.

•

In April of 2020, we completed a private offering of an additional $350.0 million in aggregate principal amount of senior secured notes due 2027. Proceeds were used to repay the funds drawn under our revolving credit facility and to pay related transaction fees and expenses, with the remaining portion available as cash on hand.

Builders FirstSource Reports First Quarter 2020 Results (continued)

Business Outlook:

•

As previously communicated, we have withdrawn our previous full year 2020 outlook, which did not contemplate the impacts of COVID-19. Due to the evolving macro-economic uncertainty in the current homebuilding environment, we are not able to estimate the full duration and magnitude of the COVID-19 impact on our full year financial results with reasonable accuracy. Similarly, we have limited visibility on the timing and pace of anticipated local market recoveries across our diverse geographic footprint. For now, we are planning for weak demand levels to persist at least through thew second quarter of 2020. We will continue to closely monitor market conditions while focusing on controllable aspects of our business, such as cost management and cash generation.

Mr. Jackson concluded, “We have a prudently levered balance sheet and strong liquidity position to face the challenges ahead. While overall first quarter results were strong, the economic impact of COVID-19 slowed our momentum during the final week of March. This dynamic continued into April, resulting in a high single digit decline in Core Organic net sales for the month. This was due to some builders shutting down certain construction sites, understaffing at some critical government offices, and more complex logistics to accommodate general precautions at construction sites to limit spread of the virus, as well as numerous social distancing guidelines deferring some near-term home buying activity. While the market environment is likely to weaken through the second quarter 2020, we believe there will be a continued base level of demand for our essential products and services. Our superior product offering, financial strength and commitment to safety makes us the supplier of choice for building materials and value-added products in the months and years to come.”

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Conference Call

Builders FirstSource will host a conference call Friday, May 1, 2020 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section after the market closes on Thursday, April 30th. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-479-1004 (U.S. and Canada) and 323-794-2598 (international), Conference ID: 2283654. A replay of the call will be available at 1:00 p.m. Central Time through May 16th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 2283654. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Builders FirstSource Reports First Quarter 2020 Results (continued)

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the recent novel coronavirus disease 2019 (also known as “COVID-19”) pandemic, the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2020	2019
	(Unaudited) (In thousands, except per share amounts)
Net sales	$1,787,021	$1,631,300
Cost of sales	1,321,608	1,189,325

Gross margin	465,413	441,975
Selling, general and administrative expenses	404,466	370,084

Income from operations	60,947	71,891
Interest expense, net	51,931	24,901

Income before income taxes	9,016	46,990
Income tax expense	249	11,282

Net income	$8,767	$35,708

Comprehensive income	$8,767	$35,708

Net income per share:
Basic	$0.08	$0.31

Diluted	$0.07	$0.31

Weighted average common shares:
Basic	116,258	115,425

Diluted	117,494	116,531

1

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	March 31, 2020	December 31, 2019
	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$163,872	$14,096
Accounts receivable, less allowances of $18,496 and $13,492 at March 31, 2020 and December 31, 2019, respectively	702,192	614,946
Other receivables	54,647	77,447
Inventories, net	640,048	561,255
Other current assets	44,122	39,123

Total current assets	1,604,881	1,306,867
Property, plant and equipment, net	730,738	721,887
Operating lease right-of-use assets, net	285,964	292,684
Goodwill	777,283	769,022
Intangible assets, net	132,165	128,388
Deferred income taxes	8,393	8,417
Other assets, net	21,934	22,225

Total assets	$3,561,358	$3,249,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	551,548	436,823
Accrued liabilities	223,319	308,950
Current portion of operating lease liabilities	61,628	61,653
Current maturities of long-term debt	22,518	13,875

Total current liabilities	859,013	821,301
Noncurrent portion of operating lease liabilities	230,355	236,948
Long-term debt, net of current maturities, debt discount, and debt issuance costs	1,545,211	1,277,398
Deferred income taxes	37,496	36,645
Other long-term liabilities	55,745	52,245

Total liabilities	2,727,820	2,424,537
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 116,545 and 116,052 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1,165	1,161
Additional paid-in capital	574,769	574,955
Retained earnings	257,604	248,837

Total stockholders’ equity	833,538	824,953

Total liabilities and stockholders’ equity	$3,561,358	$3,249,490

2

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three months ended March 31,
	2020	2019
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$8,767	$35,708
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	29,400	23,576
Amortization of debt issuance costs and debt discount	684	1,149
Loss (gain) on extinguishment of debt	5,349	(680)
Deferred income taxes	875	9,638
Stock compensation expense	3,254	2,659
Gain on sale of assets	(133)	(464)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(61,998)	22,703
Inventories	(78,591)	(38,603)
Other current assets	(5,000)	4,732
Other assets and liabilities	26,286	(1,319)
Accounts payable	108,295	47,371
Accrued liabilities	(87,842)	(100,395)

Net cash provided by (used in) operating activities	(50,654)	6,075

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,498)	(21,524)
Proceeds from sale of property, plant and equipment	538	720
Cash used for acquisitions	(15,893)	—

Net cash used in investing activities	(43,853)	(20,804)

Cash flows from financing activities:
Borrowings under revolving credit facility	681,000	374,000
Repayments under revolving credit facility	(398,000)	(331,000)
Proceeds from long-term debt and other loans	550,000	—
Repayments of long-term debt and other loans	(554,263)	(24,440)
Payments of debt extinguishment costs	(22,686)	—
Payments of loan costs	(8,332)	—
Exercise of stock options	398	216
Repurchase of common stock	(3,834)	(2,450)

Net cash provided by financing activities	244,283	16,326

Net change in cash and cash equivalents	149,776	1,597
Cash and cash equivalents at beginning of period	14,096	10,127

Cash and cash equivalents at end of period	$163,872	$11,724

Supplemental disclosure of non-cash activities

Purchases of property, plant and equipment included in accounts payable were $5.2 million and $1.9 million for the three months ended March 31, 2020 and 2019, respectively.

The Company acquired assets under operating lease obligations of $9.5 million and $15.7 million for the three months ended March 31, 2020 and 2019, respectively. Additionally, the Company acquired assets under finance lease obligations of $2.7 million and $2.7 million for the three months ended March 31, 2020 and 2019, respectively.

3

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8K filed with the

Securities and Exchange Commission on April 30, 2020.

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020
	(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$8.8	$35.7	$194.9
Acquisition and Integration Expense	3.4	4.8	11.7
Debt issuance and refinancing cost (1)	28.0	(0.7)	38.9

Adjusted Net Income	40.2	39.8	245.5

Weighted average diluted common shares (in millions)	117.5	116.5
Diluted adjusted net income per share:	$0.34	$0.34

Reconciling items:
Depreciation and amortization expense	29.4	23.6	105.9
Interest expense, net	23.9	25.6	97.7
Income tax (benefit) expense	0.2	11.3	49.9
Stock compensation expense	3.3	2.7	12.9
(Gain)/loss on sale and asset impairments	(0.2)	(2.4)	(0.7)
Other management-identified adjustments (2)	0.2	0.3	1.0

Adjusted EBITDA	$97.0	$100.9	$512.2

Adjusted EBITDA Margin	5.4%	6.2%	6.9%

(1)	Costs associated with issuing and extinguishing long term debt in 2020 and 2019.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended March 31,
	2020	2019
	(in millions except per share amounts)
Net sales	1,787.0	1,631.3
Gross margin	465.4	442.0
Gross margin %	26.0%	27.1%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	20.6%	20.9%
Adjusted EBITDA	97.0	100.9
Adjusted EBITDA margin %	5.4%	6.2%
Depreciation and amortization	(29.4)	(23.6)
Interest expense, net of debt issuance cost and refinancing	(23.9)	(25.6)
Income tax expense	(0.2)	(11.3)
Other adjustments	(3.3)	(0.6)

Adjusted Net Income	$40.2	$39.8

Basic adjusted net income per share:	$0.35	$0.34

Diluted adjusted net income per share:	$0.34	$0.34

Weighted average common shares (in millions)
Basic	116.3	115.4
Diluted	117.5	116.5

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on April 30, 2020.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q1-20 of $404.5M less $29.4M depreciation and amortization, less $3.4M of acquisition and integration expenses, less $3.3M of stock comp.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(adjusted and unaudited)

	Three months ended March 31,
	2020		2019
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	% Change Per Day	% Core Organic (1)
Manufactured Products	$354.5	19.8%	$317.4	19.5%	11.7%	9.9%	3.9%
Windows, Doors & Millwork	391.3	21.9%	353.4	21.7%	10.7%	9.0%	6.9%

Value-Added Products	745.8	41.7%	670.8	41.2%	11.2%	9.4%	5.4%

Gypsum, Roofing & Insulation	110.8	6.2%	120.9	7.4%	-8.4%	-9.8%	-9.9%
Siding, Metal & Concrete Products	168.9	9.5%	149.9	9.2%	12.7%	10.9%	7.7%
Other	209.0	11.7%	172.0	10.5%	21.5%	19.6%	6.3%

Specialized Products	488.7	27.4%	442.8	27.1%	10.4%	8.6%	2.2%

Lumber & Lumber Sheet Goods	$552.5	30.9%	$517.7	31.7%	6.7%	5.1%	3.2%

Total adjusted net sales	$1,787.0	100.0%	$1,631.3	100.0%	9.5%	7.8%	3.9%

(1)	Core Organic Growth excludes acquisitions, commodity price fluctuations and differences in selling days between periods.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended March 31,
	2020
	Interest Expense	Net Debt Outstanding
	(in millions)
2030 Secured Notes @ 5% Fixed	$3.7	$550.0
2027 Secured Notes @ 6.75% Fixed	7.7	427.5
2024 Secured Notes @ 5.625% Fixed	3.9	—
2024 Term Loan @ 4.7% (Floating LIBOR)	0.6	52.0
Revolving Credit Facility @ 4.1% (Floating LIBOR)	1.9	310.0

Amortization of debt issuance costs, discount and premium	0.7
Finance leases and other finance obligations	5.3	239.6
Loss on debt extinguishment	28.0
Other	0.1
Cash		(163.9)

Total	$51.9	$1,415.2

Three months ended March 31,
2020
(in millions)
Free Cash Flow
Operating activities	$(51)
Less: Capital expenditures	(28)

Free Cash Flow	$(79)